       As filed with the Securities and Exchange Commission on December 23, 1999
                                                 Registration No. 333-__________



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                     PHILADELPHIA CONSOLIDATED HOLDING CORP.

             (Exact name of Registrant as specified in its charter)

         PENNSYLVANIA                                 23-2202671
(State or other jurisdiction of         (I.R.S. Employer Identification Number)
        incorporation)

                            ONE BALA PLAZA, SUITE 100
                              BALA CYNWYD, PA 19004
                                 (610) 617-7900
                               FAX: (610) 617-7600
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                  MR. JAMES J. MAGUIRE, CHIEF EXECUTIVE OFFICER
                                       OR
                         MR. CRAIG P. KELLER, SECRETARY
                            ONE BALA PLAZA, SUITE 100
                         BALA CYNWYD, PENNSYLVANIA 19004
                                 (610) 617-7900
                               FAX: (610) 617-7600
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                           MICHAEL M. SHERMAN, ESQUIRE
                     WOLF, BLOCK, SCHORR AND SOLIS-COHEN LLP
                                1650 ARCH STREET
                                   22ND FLOOR
                      PHILADELPHIA, PENNSYLVANIA 19103-2097
                                 (215) 977-2236
                               FAX: (215) 977-2334

           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

           If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         Calculation of Registration Fee

                                                        Proposed Maximum             Proposed Maximum
      Title of Shares            Amount to be            Aggregate Price            Aggregate Offering               Amount of
     to be Registered             Registered              Per Share(1)                   Price(1)                Registration Fee
     ----------------             ----------              ------------                   --------                ----------------

       Common Stock,               1,037,772                 $15.25                     $15,826,023                   $4,179
       no par value

(1) Estimated solely for the purpose of calculating the aggregate offering price and the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, and computed on the basis of $15.25 per share, which price is the average of the high and low sales prices of the common stock as reported on the Nasdaq National Market of the Nasdaq Stock Market Inc. on December 20, 1999.

           The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to completion, Dated December 23, 1999


SELLING SHAREHOLDER
PROSPECTUS


                     PHILADELPHIA CONSOLIDATED HOLDING CORP.

                 1,037,772 SHARES OF COMMON STOCK, NO PAR VALUE

                        FOR SALE BY SELLING SHAREHOLDERS

         The shareholders of Philadelphia Consolidated Holding Corp. who are identified in this prospectus are offering up to 1,037,772 shares of our common stock under this prospectus. We will not receive any of the proceeds from the sale of the shares.

           The selling shareholders may offer and sell their shares of common stock that are covered by this prospectus from time to time in one or more transactions to or through brokers or dealers, who may be acting as underwriters, or directly with investors or other purchasers, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, we will describe the specific shares to be sold, the terms of the offering, including price, the names of any agent, dealer or underwriter, and any applicable commission, discount or other compensation with respect to a particular sale in an accompanying prospectus supplement.

           Our common stock is listed on the Nasdaq National Market of the Nasdaq Stock Market Inc. under the symbol PHLY. On December 22, 1999, the last reported sale price of the common stock on the Nasdaq National Market was $15.00 per share.

           Investing in our common stock involves risks which are described in the "Risk Factors" section beginning on page 3 of this prospectus.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. any representation to the contrary is a criminal offense.

           Our principal executive offices are located at One Bala Plaza, Suite 100, Bala Cynwyd, Pennsylvania, 19004 (telephone number: (610) 617-7900).

         The date of this prospectus is                        , 1999.

                                TABLE OF CONTENTS

                                                                                     Page
                                                                                     ----
RISK FACTORS......................................................................    3

THE COMPANY.......................................................................   10

SELLING SHAREHOLDERS
           AND RELATED INFORMATION................................................   12

PLAN OF DISTRIBUTION..............................................................   14

USE OF PROCEEDS...................................................................   14

WHERE YOU CAN FIND MORE INFORMATION --
           INCORPORATION OF CERTAIN INFORMATION BY REFERENCE......................   14

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS........................................   16

LEGAL OPINIONS....................................................................   16

EXPERTS...........................................................................   16

                                 ______________

                                  RISK FACTORS

Our holding company structure and the government regulations that apply to our insurance company subsidiaries limit our ability to receive funds from our subsidiaries

           We are a holding company. Our principal assets currently consist of all or substantially all of the equity interests of our subsidiaries listed below:

-          Philadelphia Indemnity Insurance Company;

-          Philadelphia Insurance Company;

-          Maguire Insurance Agency, Inc.;

-          PCHC Investment Corp., a Delaware investment corporation;

-          PCHC Financing I, a Delaware business trust;

-          The Jerger Company, Inc., an insurance holding company;

-          MHIA Premium Finance Company;

-          Mobile Homeowners Insurance Agencies, Inc.;

- Liberty American Insurance Company, formerly known as Mobile United Property and Casualty Insurance Company, Inc.; and

-          Mobile USA Insurance Company

         Philadelphia Indemnity Insurance Company, Philadelphia Insurance Company, Mobile United Property and Casualty Insurance Company, Inc. and Mobile USA Insurance Company, Inc. are insurance companies. Maguire Insurance Agency, Inc. is an underwriting manager and Mobile Homeowners Insurance Agencies, Inc. is a managing general agency.

           Our primary sources of funds are dividends and payments from our subsidiaries that we receive under tax allocation agreements. Our insurance company subsidiaries are subject to significant government regulation. Our ability to receive dividends and loans from our insurance company subsidiaries is restricted by these regulations. Accumulated profits of our insurance company subsidiaries from which dividends may be paid totaled $85.1 million at December 31, 1998. Of this amount, our insurance company subsidiaries are entitled to pay a total of approximately $20.1 million of dividends in 1999 without obtaining prior approval from the department of insurance for the state in which the insurance subsidiary is domiciled. Further, our right to receive any distribution of assets from a subsidiary if it liquidates its assets or undergoes a reorganization or other similar transaction is subject to the prior claims of creditors of that subsidiary, except to the extent, if any, that we are recognized as a creditor of the subsidiary. In that event, the ability of a holder of our common stock to benefit indirectly from the distribution would be similarly restricted. At September 30, 1999, our subsidiaries had total liabilities (excluding liabilities owed to us) of approximately $317.0 million.

Extensive regulation of our insurance company subsidiaries may adversely affect our profitability

           Our insurance company subsidiaries are subject to a substantial degree of regulatory oversight, which generally is designed to protect the interests of policyholders as opposed to the interests of investors, such as the holders of our common stock. Such regulation relates to:

-          authorized lines of business;

-          capital and surplus requirements;

-          investment limitations;

-          underwriting limitations;

- required participation in shared property-casualty insurance markets or pooling arrangements;

-          transactions with affiliates;

-          dividend limitations;

-          changes in control; and

- a variety of other financial and non-financial components of an insurance company's business.

           New regulations and legislation have been proposed, and are likely to be proposed in the future, from time to time to (1) limit damage awards; (2) bring the industry under regulation by the federal government; (3) control premiums, policy terminations and other policy terms; and (4) impose new taxes and assessments. It is not possible to determine whether any of these proposals will be adopted in any jurisdictions and, if so, in what form or in what jurisdictions. Accordingly, the impact of these initiatives on us is impossible to determine.

Adverse conditions in the property and casualty insurance market could have an adverse effect on our financial condition and results of operations

           Our insurance company subsidiaries write:

-          specialized commercial property and casualty insurance products for

                     -         non-profit and social services organizations,

                     -         the auto rental and leasing industries,

                     -         homeowners associations,

                     -         the health, fitness and wellness industry, and

                     -         private schools;

- select classes of specialty property risks and inland marine insurance;

-          select classes of professional liability insurance; and

-          mobile homeowners, preferred homeowners and Federal Flood insurance.

           Historically, the financial performance of the property and casualty insurance industry has tended to fluctuate in cyclical patterns of soft markets, in which pricing is relatively low, followed by hard markets, in which pricing levels are higher. Although an individual company's financial performance is dependent on its own specific business characteristics, the profitability of most property and casualty insurance companies tends to follow this cyclical market pattern. At present, the property and casualty insurance industry is experiencing a prolonged soft market. Further deterioration of the market could have an adverse effect on our financial condition and operations. There can be no assurance that a hard market will emerge or that the current market will not worsen.

If our insurance company subsidiaries' ratings are downgraded, our competitive position, financial condition and results of operations would be adversely affected

           Our insurance company subsidiaries are rated "A+" (Superior) by A.M. Best Company. According to A.M. Best Company, the "A+" (Superior) rating is assigned to companies that have, on balance, superior financial strength, operating performance and market profile, when compared to the standards established by the A.M. Best Company, and have a very strong ability to meet their ongoing obligations to policyholders. A.M. Best Company ratings are based upon factors relevant to policyholders and are not directed toward the protection of investors, such as holders of our common stock. Our insurance company subsidiaries also possess an "A" claims paying ability rating by Standard & Poor's. According to Standard & Poor's, insurers rated "A" offer good financial security for policyholders. We believe that the ratings assigned by A.M. Best Company and Standard & Poor's are important factors in marketing our products. If these ratings were to be downgraded in the future, it is likely that our competitive position and, as a result, our financial condition and results of operations, would be adversely affected.

If the reserves we have established for losses and loss adjustment expenses are not adequate, we may be required to increase our reserves which could result in reductions in net income and policyholder's surplus, downgrading of ratings of our insurance company subsidiaries and adverse regulatory consequences

           We establish reserves for losses and loss adjustment expenses representing our best estimate of the losses and loss adjustment expenses we will incur on existing insurance policies. We obtain periodic actuarial reviews and an annual statement of actuarial opinion on loss and loss adjustment expense reserves by independent actuaries. While we believe that our reserves for losses and loss adjustment expenses are adequate, loss and loss adjustment expenses reserves necessarily are based on assumptions as to future events. Accordingly, actual losses and loss adjustment expenses may vary from established reserves. If our reserves are later determined to be understated, we will be required to increase reserves with a corresponding reduction in net income in the period in which the deficiency is identified. Furthermore, changes in inflation, claim settlement patterns, legislative activity and litigation trends may have a substantial impact on our future loss experience. Accordingly, there can be no assurance that our reserves will be adequate to cover actual losses. If we are required to strengthen reserves, such action could result in a reduction in policyholders' surplus, a downgrading of our insurance company subsidiaries' ratings and/or adverse regulatory consequences.

Continued availability of reinsurance to insure against a portion of our risk is important to our financial condition and operations

           We purchase reinsurance coverage to insure against a portion of our risk on policies we write directly. Limiting our insurance risks through reinsurance will continue to be important to us. Reinsurance does not affect our direct liability to our policyholders on the business we write. Although our reinsurance is currently maintained with reinsurers rated "A" (Excellent) or better by A.M. Best, a reinsurer's insolvency or inability to make payments under the terms of its reinsurance treaty with us could have a material adverse effect on us. In addition, there can be no assurance that reinsurance will remain continuously available to us to the same extent and on the same terms as are currently available.

If we are not able to compete successfully with our competitors, some of whom are larger and have greater resources, our results of operations and financial condition may be adversely affected

           The commercial property and casualty insurance industry is highly competitive. Many of our existing and potential competitors are larger, have considerably greater financial and other resources, have greater experience in the insurance industry and offer a broader line of insurance products than we offer. Not only do we compete with other insurers, but we also compete with other forms of insurance organizations, such as self-insurance mechanisms. If we are not able to compete successfully with our competitors, our results of operations and financial condition may be adversely affected.

The success of our business is dependent on key personnel

           The success of our business is dependent on the efforts and abilities of our principal executive officers, particularly James J. Maguire, our founder, principal shareholder, Chairman of the Board and Chief Executive Officer. We maintain $3.6 million of "key man" insurance on Mr. Maguire's life. However, Mr. Maguire does not have an employment contract with us and there can be no assurance that he will remain in his present positions for any period of time. If we were to lose the services of Mr. Maguire or other principal executive officers, there could be a material adverse effect on our business.

We have controlling shareholders who have the practical ability to elect all of our directors and to prevent a change of control contrary to the interests of other shareholders

         James J. Maguire and his wife, Frances Maguire, beneficially own 37.5% of our common stock. Therefore, Mr. and Mrs. Maguire have a substantial level of control over us and over matters submitted to our shareholders. Mr. James J. and Mrs. Frances Maguire are likely to have the practical ability to elect all of our directors and to prevent a potential change of control (even if such change of control would be advantageous to the public investors).

Year 2000 readiness disclosure: due to Year 2000 issues, there is a risk of failure of our systems and increased claims on policies we write that could affect our operations, liquidity or financial position

           Many existing computer programs use only two digits, instead of four, to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create incorrect results on or after the Year 2000. The Year 2000 issue affects computer and information technology systems, as well as non-information technology systems which include embedded technology such as micro-processors and micro-controllers (or micro-chips) that have date sensitive programs that may not properly recognize the year 2000 or beyond. If the systems and products we use are not properly equipped to identify and recognize the year 2000, our information technology systems and non-information technology systems could fail or create erroneous results.

           We have completed a Year 2000 readiness assessment of our information technology systems and non-information technology systems and have repaired or replaced systems or components of systems that we have identified as Year 2000 non-compliant. This process was completed during the first quarter of 1999. We are not aware of any remaining Year 2000 issues with respect to our systems that are reasonably likely to have a material adverse effect on our operations or financial condition. However, we can give no assurance in that regard.

           We also have completed a Year 2000 readiness assessment of material third parties with whom we maintain significant business relationships. We completed this process during the second quarter of 1999. We are not aware of any remaining Year 2000 issues with respect to material third parties that are reasonably likely to have a material adverse effect on our operations or financial condition. However, we are not in a position to determine whether in fact material third parties will be affected by Year 2000 issues.

           The total cost associated with required modifications to become Year 2000 compliant has not had a material effect on our operations or financial condition. The total amount that we expended on the project through September 30, 1999 was approximately $125,000, which related primarily to information technology systems and non-information technology systems. This amount came from our operating funds.

           We have not established contingency plans for non-compliance of our information technology systems or non-information technology systems since we have completed our systems assessments and have repaired or replaced systems or components of systems that we identified as Year 2000 non-compliant. We are not aware of any remaining Year 2000 issues with respect to those assessments that are reasonably likely to have a material adverse effect on our operations or financial condition. We completed our review of the Year 2000 readiness of material third parties by June 30, 1999. Presently, we are not aware of any major third party issues. If we become aware of a non-compliant material third party, we will develop a contingency plan which would potentially include replacing non-compliant material third party vendors or suppliers.

           We use computer systems in virtually all aspects of our business. We also maintain relationships with a number of vendors, suppliers and customers whose own states of readiness with regard to the Year 2000 issue could potentially impact us. These parties include software, hardware, and telecommunication providers, banks and investment brokers, reinsurers and reinsurance intermediaries, certain agents and utilities. The failure to correct a material Year 2000 issue or a material third party issue could adversely impact operations, liquidity and financial position. Due to the uncertainty involved in the Year 2000 issue, we are unable to determine whether the consequences of Year 2000 failures will have a material impact on our statement of operations, liquidity or financial position. However, we believe that the completion of our Year 2000 project should reduce the risk of significant interruption of our operations by Year 2000 issues.

           Additionally, we issue professional liability coverage, including directors and officers liability, and commercial multi-peril insurance policies. Coverage under certain of these policies may cover losses suffered by insureds as a result of the Year 2000 issues. We write our professional liability policies on a "claims made and reported" basis. Since early 1997 approximately 50% of these policies have included a Year 2000 exclusion endorsement. We include a Year 2000 exclusion endorsement on virtually all new or renewing professional liability policies providing coverage effective January 1, 1999 and thereafter. On occasion, for qualifying accounts, our underwriters may remove the exclusion after receipt and review of a satisfactory supplemental application (which includes a warranty statement) and other underwriting information. With respect to our commercial multi-peril policies, we believe that we should not be held liable for claims arising from the Year 2000 issue under our comprehensive general liability policies. However, we cannot determine whether or to what extent courts may find liability for such claims. Additionally, we could incur significant expense to contest Year 2000 issue coverage claims, even if we prevail in our position. As a result, we cannot presently determine what, if any, insurance exposure we may ultimately have for Year 2000 issue claims.

         There can be no assurances that Year 2000 issues will not materially adversely affect the Company.

Claims related to catastrophic events could result in catastrophe losses that could have an adverse effect on our operating results and financial condition

           It is possible that a catastrophic event could have an adverse effect on the operating results and financial condition of one or more of our insurance subsidiaries. Catastrophes may result from a variety of events or conditions, including hurricanes, windstorms, earthquakes, hail and other severe weather conditions. It is not possible to predict with certainty when these catastrophes will occur or how severe they will be.

           We generally try to reduce our exposure to catastrophe losses through underwriting and the purchase of catastrophe reinsurance. Nevertheless, reinsurance may prove inadequate. Furthermore, a number of states from time to time have passed legislation that has had the effect of limiting the ability of insurers to manage risk, such as legislation prohibiting an insurer from withdrawing from catastrophe-prone areas.

                                   THE COMPANY

           You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

           All reference to "we" or "us" or "Philadelphia Consolidated" in this prospectus and any accompanying prospectus supplement mean Philadelphia Consolidated Holding Corp. and its consolidated subsidiaries, except where it is made clear that the term means only Philadelphia Consolidated Holding Corp.

           Philadelphia Consolidated Holding Corp. was incorporated in Pennsylvania in 1984 to serve as a holding company for its subsidiaries.

           We design property and casualty insurance products incorporating value-added coverages and services for select target industries or niches. We use a "mixed" marketing strategy in which our production underwriting organization markets our insurance products to the insured, directly or through our preferred agents, and also accepts business from independent insurance brokers. Our production underwriting organization operates from proprietary field offices located across the United States and includes telemarketing staffs at our regional offices and our Philadelphia home office.

           We offer the following product lines:

           Commercial automobile and excess liability. We have provided Commercial Automobile Products to the leasing and rent-a-car industries for over 35 years. Products offered to the rent-a-car industry include coverage for the business owner's property, dual interest liability, and physical damage on the rental vehicle.

           Additionally, through arrangements with a number of the largest rent-a-car companies, we offer our excess liability product at the rental car counter to rent-a-car customers. This coverage protects renters against liability for bodily injury and property damage, which is in excess of the statutory coverage provided with the rental vehicle, and is primary over the renter's personal automobile insurance coverage.

           We also offer a full range of liability and physical damage coverages to automobile leasing companies and their customers. For the driver (the lessee), we offer both primary liability coverage and physical damage coverage on the vehicle. For the owner (the lessor), we offer contingent and excess liability coverage over the primary liability coverage layer which protects lessors in the event of a loss when the primary coverage is absent or inadequate and provides contingent physical damage coverage. Additional products offered to leasing companies include:

- interim primary liability and physical damage coverage, which protects the lessor of the vehicle before and after it is delivered to the lessee;

- residual value coverage which guarantees the value of the leased vehicle at the termination of the lease; and

- guaranteed asset protection coverage which protects the lessor and lessee for the difference between the leased vehicle's actual cash value and the lease or loan net value in instances where the vehicle is stolen or damaged beyond repair.

           Commercial package. We have been providing Commercial Multi Peril Package Policies ("Package Programs") to specific targeted niche markets for over 10 years. Among the organizations to which we offer our specialty niche Package Programs are non-profit social service agencies, health and fitness organizations, private and specialty training schools, condominium/homeowner association facilities and home health care operations and day care facilities.

           Specialty lines. We have been providing specialty professional liability products for approximately 10 years, initially offering Directors and Officers Liability coverage to Nonprofit 501(c)(3) tax exempt organizations. In 1996, we introduced a proprietary package of coverages in our Executive Safeguard(R) policy offered to public and private companies. The coverages offered in the Executive Safeguard(R) policy include directors and officers liability, employment practices liability, fiduciary liability and kidnap ransom insurance. Our recent efforts have been focused on broadening the target market for our specialty lines product offerings through the expansion of our field production underwriting staff and the introduction of new products. During 1998 we introduced a variety of coverage enhancements to several of our policies, including Executive Safeguard(R), miscellaneous professional and non-profit directors and officers and two new products, accountants and dentists professional liability.

           Specialty property and inland marine line. In September 1998, we introduced a Specialty Property and Inland Marine underwriting organization which brings a new line of business to Philadelphia Consolidated. This underwriting organization specializes in:

- insuring large property risks for a wide range of businesses, from shopping malls to hotels; and

- underwriting and providing marketing for all classes of inland marine insurance (concentrating on the larger segments of inland marine), including builder's risk, contractor's equipment and motor truck cargo.

           Mobile homeowners and preferred homeowners line. In July 1999, we introduced a select personal property and casualty business which consists of highly specialized mobile homeowners and preferred homeowners property and casualty insurance policies, along with personal umbrella insurance to Philadelphia Consolidated. We acquired this business line as a result of a merger between our wholly-owned subsidiary and The Jerger Company, Inc.

                              SELLING SHAREHOLDERS
                             AND RELATED INFORMATION

           The following table includes (1) the identity of each selling shareholder, (2) the amount of shares owned by the selling shareholder prior to the offering, (3) the amount of shares to be offered for the selling shareholder's account and (4) the amount and, if one percent or more, the percentage of common stock to be owned by the selling shareholder after completion of the offering, assuming all shares covered by this prospectus are sold.

                                                                                     Number of         Shares of Common Stock
                                     Shares of Common Stock                          Shares of      to Be Beneficially Owned After
           Selling            Beneficially Owned Prior to Offering                  Common Stock             Offering (2)
         Shareholder                           (1)                                 Being Offered      Number          Percentage (3)
         -----------                           ---                                 -------------      ------          --------------
                                 Number           Percentage (3)
                                 ------           --------------
Thomas J. Jerger                338,404                2.7%                            338,404           0                 *
Dean W. Jerger                  338,404                2.7%                            338,404           0                 *
Richard M. Jerger, Jr.          338,404                2.7%                            338,404           0                 *
Evelyn W. Jerger (4)             22,560                *                                22,560           0                 *

*  Indicates less than one percent

(1) Beneficial ownership figures include shares of issued and outstanding shares of common stock. None of the selling shareholders holds any option, warrant, right or convertible security exercisable for or convertible into common stock.

(2) Assumes the sale of all shares of common stock offered by this prospectus by each selling shareholder to third parties unaffiliated with the selling shareholders.

(3) Percentages are calculated in accordance with Section 13(d) of the Exchange Act and the rules promulgated under the Exchange Act.

(4)        As trustee of the Evelyn W. Jerger Revocable Trust u/a/d 3/23/92.

           We issued the shares of common stock that are covered by this prospectus on an unregistered basis in connection with the merger of The Jerger Company, Inc., a Florida corporation, with and into a wholly-owned merger subsidiary of Philadelphia Consolidated pursuant to a merger agreement by and among Philadelphia Consolidated, the wholly-owned merger subsidiary of Philadelphia Consolidated, The Jerger Company, Inc. and the selling shareholders other than Evelyn W. Jerger. The effective date of the merger was July 16, 1999. Each of Mobile Homeowners Insurance Agencies, Inc. ("Mobile Homeowners"), Mobile USA Insurance Company ("Mobile USA"), MHIA Premium Finance Company ("MHIA"), Jerger

& Sons, Inc. ("Jerger & Sons") and Liberty American Insurance Company, formerly known as Mobile United Property and Casualty Insurance Co., Inc. ("Mobile United") was a subsidiary of The Jerger Company, Inc. prior to the merger and, as of and after the effective date of the merger, is a subsidiary of the surviving company in the merger, The Jerger Company, Inc. (the merger subsidiary referred to above, which changed its name to "The Jerger Company, Inc." after the merger), which is a wholly-owned subsidiary of Philadelphia Consolidated. The selling shareholders were the sole shareholders of The Jerger Company, Inc. prior to the merger. Under the terms of the merger agreement, in addition to other consideration, we issued the shares to the selling shareholders and we entered into an agreement with the selling shareholders to register the resale of the shares upon their request.

           Within the past three years, the selling shareholders held the following positions or offices and/or had the following relationships with us or our affiliates, including The Jerger Company, Inc. and its subsidiaries:

           Thomas J. Jerger. Prior to the merger, Thomas J. Jerger was Chairman of the Board and Chief Executive Officer of The Jerger Company, Inc.; Director and President of Mobile Homeowners; Chairman of the Board and President of Mobile USA; Chairman of the Board and President of MHIA; Director and Executive Vice President of Jerger & Sons; and Chairman of the Board and President of Mobile United. In addition, in April 1999, he was elected Director of Philadelphia Consolidated Holding Corp.

           As of the effective date of the merger, in addition to continuing his term as a Director of Philadelphia Consolidated Holding Corp., Thomas J. Jerger held the following positions: President of The Jerger Company, Inc.; President of Mobile Homeowners; Chairman of the Board and President of Mobile USA; Chairman of the Board and President of MHIA; Executive Vice President of Jerger & Sons; Chairman of the Board and President of Mobile United; and Executive Vice President of Philadelphia Consolidated Holding Corp. (since October 1999. His other pre-merger positions and offices, as described above, terminated as of the effective date of the merger. Mr. Jerger resigned from all of his positions and offices, except his position as Director of Philadelphia Consolidated Holding Corp., effective November 22, 1999. Mr. Jerger resigned from his position as Director of Philadelphia Consolidated Holding Corp. effective November 24, 1999.

           Dean W. Jerger. Prior to the merger, Dean W. Jerger was Director and President of The Jerger Company, Inc.; Chairman of the Board and Chief Executive Officer of Mobile Homeowners; Director of Mobile USA; Director and Executive Vice President of MHIA; Director and Executive Vice President of Jerger & Sons; and Director of Mobile United.

           As of the effective date of the merger, Dean W. Jerger held the following positions and offices: Director and Executive Vice President of The Jerger Company, Inc.; Chairman of the Board and Chief Executive Officer of Mobile Homeowners; Director of Mobile USA; Director and Executive Vice President of MHIA; Director and Executive Vice President of Jerger & Sons; and Director of Mobile United. Mr. Jerger resigned from all of his positions and offices, effective December 3, 1999.

           Richard M. Jerger, Jr. Richard M. Jerger, Jr. held the following positions and offices, prior to and following the effective date of the merger, until August 11, 1999, when he resigned from each of those positions: Director and Executive Vice President of each of The Jerger

Company, Inc., Mobile Homeowners, Mobile USA and MHIA; Chairman of the Board and President of Jerger & Sons; and Director and Executive Vice President of Mobile United.

           Evelyn W. Jerger. Evelyn W. Jerger served as Director and Executive Vice President of The Jerger Company, Inc. until June 30, 1999 when she resigned from those positions.

           In addition, from April 1998 until the merger, Mobile Homeowners, a wholly-owned subsidiary of The Jerger Company, Inc., was one of our general agents.

                              PLAN OF DISTRIBUTION

           The selling shareholders may offer and sell their shares of common stock that are covered by this prospectus from time to time in one or more transactions to or through brokers or dealers, who may be acting as underwriters, or directly with investors or other purchasers, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, we will describe the specific shares to be sold, the terms of the offering, including price, the names of any agent, dealer or underwriter, and any applicable commission, discount or other compensation with respect to a particular sale in an accompanying prospectus supplement.

                                 USE OF PROCEEDS

           The selling shareholders who offer and sell their shares will receive all net proceeds from the sale of the shares. We will not receive any proceeds from the sale of the shares.

                     WHERE YOU CAN FIND MORE INFORMATION --
                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

           Philadelphia Consolidated files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the following public reference rooms maintained by the SEC at:

                       Judiciary Plaza                 7 World Trade Center
                       450 Fifth Street, N.W.          13th Floor
                       Washington, D.C.  20549         New York, New York 10048

           You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330. Philadelphia Consolidated's SEC filings also are available to the public from the SEC's website at http.//www.sec.gov.

           Philadelphia Consolidated has filed a registration statement on Form S-3 with the SEC to register the shares offered by this prospectus. This prospectus is part of the registration statement but, as permitted by SEC rules and regulations, this prospectus does not contain all the information that you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and to the exhibits filed with the registration statement for further information about Philadelphia Consolidated, our consolidated subsidiaries and the shares.

           The SEC allows us to "incorporate by reference" the information we file with them. This means that we are permitted to disclose certain information to you by referring you to other documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede this information.

           We incorporate by reference in this prospectus all the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before all the shares of shares offered by this prospectus have been sold or de-registered:

- the Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

- the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

- the Current Reports on Form 8-K filed with the SEC on May 10, 1999 and July 29, 1999;

- the amended Current Report on Form 8-K/A filed with the SEC on September 24, 1999; and

- the description of our common stock, no par value, that is contained in Philadelphia Consolidated's registration statement on Form 8-A/A, dated September 13, 1993, including any amendments or reports filed for the purpose of updating the description of the shares.

           We will deliver, without charge, to anyone receiving this prospectus, upon written or oral request, a copy of any document incorporated by reference in this prospectus but not delivered to you with this prospectus, excluding all exhibits to those documents except any exhibit that has been specifically incorporated by reference. You may request a copy of these documents by telephoning or writing to:

                              Craig P. Keller
                              Senior Vice President, Secretary, Treasurer
                                and Chief Financial Officer
                              Philadelphia Consolidated Holding Corp.
                              One Bala Plaza, Suite 100
                              Bala Cynwyd, PA 19004
                              (610) 617-7900

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

           Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking phrases such as "will likely result," "may," "are expected to, "is anticipated," "estimate," "projected," "intends to," or other similar words. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including those described under "Risk Factors" in this prospectus.

           Additional risks that may affect our future performance are included elsewhere in this prospectus and in our other filings with the SEC. When considering forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus. You should not place undue reliance on any forward-looking statement that speaks only as of the date made.

                                 LEGAL OPINIONS

           The validity of the shares of common stock offered in this prospectus will be passed on by Wolf, Block, Schorr and Solis-Cohen LLP.


                                     EXPERTS

           The consolidated financial statements of Philadelphia Consolidated and its subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated by reference in this prospectus have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission
Registration Fee ..................      $ 4,179.00
*Accounting Fees and Expenses .....        3,000.00
*Legal Fees and Expenses ..........       13,000.00
*Miscellaneous ....................          821.00

Total Expenses ....................      $21,000.00
                                         ==========

----------

* Estimated for purposes of completing the information required pursuant to this
Item 14.

           Philadelphia Consolidated will pay all of the above fees and expenses associated with filing the registration statement.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           Subchapter D (Sections 1741 through 1750) of Chapter 17 the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents (collectively "Representatives"), and related matters.

           Under Section 1741, subject to certain limitations, a corporation has the power to indemnify Representatives under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made a party by reason of his or her being a Representative of the corporation or serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

           Section 1742 provides for indemnification with respect to derivative and corporate actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

           Section 1743 provides that indemnification against expenses is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

           Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct. Section 1744 further provides that such determination will be made by the board of directors by a majority vote of a quorum consisting of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel; or by the shareholders.

           Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the BCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that such Representative is not entitled to be indemnified by the corporation.

           Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the BCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such Representative's official capacity and as to action in another capacity while holding that office.

           Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by such Representative in his or her capacity as a Representative, whether or not the corporation would have the power to indemnify such Representative against that liability under Subchapter D of Chapter 17 of the BCL.

   Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the BCL to all constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom, and to service as a representative of a corporation or an employee benefit plan.

           Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Representative and shall inure to the benefit of the heirs and personal representative of such person.

           Section 9 of Article IV of Philadelphia Consolidated Holding Corp.'s By-Laws provides indemnification to directors for all actions taken by them and for all failures to take action to the fullest extent permitted by Pennsylvania law against all expense, liability and loss reasonably incurred or suffered by them in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of Philadelphia Consolidated Holding Corp.), whether civil, criminal, administrative, investigative or through arbitration. Section 9 of Article IV of the By-Laws also permits Philadelphia Consolidated Holding Corp., by action of its board of directors, to indemnify officers, employees and other persons to the same extent as directors. The provisions of Section 9 of Article IV of the By-Laws relating to the limitation of directors' liability, to indemnification and to the advancement of expenses constitute a contract between Philadelphia Consolidated Holding Corp. and each of its directors which may be modified as to any director only with that director's consent or as otherwise specifically provided in Section 9. Any repeal or amendment of Section 9 of Article IV of the By-Laws which is adverse to any director will apply to such director only on a prospective basis, and will not reduce any limitation on the personal liability of a director of Philadelphia Consolidated Holding Corp., or limit the rights of an indemnitee to indemnification or to the advancement of expenses with respect to any action or failure to act occurring prior to the time of such repeal or amendment. No repeal or amendment of the By-Laws will affect any or all of Section 9 of
Article IV so as either to reduce the limitation of directors' liability or limit indemnification or the advancement of expenses in any manner unless adopted by the unanimous vote of the directors of Philadelphia Consolidated Holding Corp. then serving or the affirmative vote of shareholders entitled to cast not less than a majority of the votes that all shareholders are entitled to cast in the election of directors.

           Section 9 of Article IV further permits Philadelphia Consolidated Holding Corp. to maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any such expenses, liability or loss, whether or not Philadelphia Consolidated Holding Corp. would have the power to indemnify such person against such expense, liability or loss under Pennsylvania or other law. Philadelphia Consolidated Holding Corp. has purchased directors' and officers' liability insurance.

           Each of the selling shareholders has undertaken in writing to indemnify and hold harmless Philadelphia Consolidated Holding Corp. and its directors and officers and each person controlling Philadelphia Consolidated Holding Corp. within the meaning of the Securities Act of 1933, as amended, among others, with respect to any statement or alleged statement in or omission from any resale registration statement, any final or summary prospectus contained therein, or any amendment or supplement thereto, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Philadelphia Consolidated Holding Corp. or its representatives by or on behalf of the selling shareholders for use in the preparation of the resale registration statement; provided, however, that the amount of any losses, claims, damages, liabilities or expenses to be paid by the selling shareholders will not exceed the amount of proceeds received by the selling shareholders from the sale of the securities.

ITEM 17.  UNDERTAKINGS.

           (a)       The undersigned registrant hereby undertakes:

                     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                               (i) To include any prospectus required by Section
                     10(a)(3) of the Securities Act of 1933;

                               (ii) to reflect in the prospectus any facts or
                     events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                               (iii) to include any material information with
                     respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in such post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
                     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

           (a) Exhibits

         Exhibit No.                            Description
         -----------                            -----------
            3.1               Articles of Incorporation of Philadelphia
                              Consolidated Holding Corp., as amended
                              (incorporated by reference to Exhibit 3.1 filed
                              with Philadelphia Consolidated Holding Corp.'s
                              Form S-1 Registration Statement under the
                              Securities Act of 1933 (Registration No.
                              33-65958)).

            5.1 Opinion of Wolf, Block, Schorr and Solis-Cohen LLP regarding the validity of the securities being registered by Philadelphia Consolidated Holding
                              Corp. hereby.*

            10.1              Registration Rights Agreement, dated as of July 9,
                              1999, among Philadelphia Consolidated Holding
                              Corp., Thomas Jerger, Dean Jerger, Richard M.
                              Jerger, Jr. and Evelyn W. Jerger (incorporated by reference to Exhibit 10.43 filed with Philadelphia
                              Consolidated Holding Corp.'s Form 10-Q for the fiscal quarter ended September 30, 1999).

            23.1 Consent of PricewaterhouseCoopers LLP related to the financial statements of Philadelphia
                              Consolidated Holding Corp.*

            23.2              Consent of Wolf, Block, Schorr and Solis-Cohen LLP
                              (included in Exhibit 5.1).*

            24.1 Powers of attorney (included on signature pages of this Registration Statement).

-----------------------------

 *Filed electronically herewith.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, Philadelphia Consolidated Holding Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement, to be signed on its behalf by the undersigned, thereunto duly authorized, in Bala Cynwyd, Pennsylvania on December 23, 1999.


                                        PHILADELPHIA CONSOLIDATED HOLDING CORP.

                                        By: /s/ James J. Maguire
                                        James J. Maguire
                                        Chairman of the Board of Directors
                                        and Chief Executive Officer

           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James J. Maguire and Craig P. Keller, and each of them, the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including, without limitation, post-effective amendments to this Registration Statement), and to file the same, with all exhibits thereto, and other documents in connection therewith (including, without limitation, any related registration statement or amendment thereto filed in accordance with Rule 462 under the Securities Act of 1933, as amended), with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 23, 1999.


     Signature                     Title
     ---------                     -----
/s/  James J. Maguire              Chairman of the Board of Directors,
James J. Maguire                   Chief Executive Officer
                                   and Director (Principal Executive Officer)

/s/  Craig P. Keller               Senior Vice President, Secretary, Treasurer
Craig P. Keller                    and Chief Financial Officer (Principal
                                   Financial and Accounting Officer)

/s/  James J. Maguire, Jr.         President, Chief Operating
James J. Maguire, Jr.              Officer and Director

/s/  Sean S. Sweeney                    Executive Vice President and Director
Sean S. Sweeney


/s/  William J. Henrich, Jr.            Director
William J. Henrich, Jr.


/s/  Roger R. Larson                    Director
Roger R. Larson


/s/  Paul R. Hertel, Jr.                Director
Paul R. Hertel, Jr.


/s/  Thomas J. McHugh                   Director
Thomas J. McHugh


/s/  Michael J. Morris                  Director
Michael J. Morris


/s/  Dirk Stuurop                       Director
Dirk Stuurop


/s/  J. Eustace Wolfington              Director
J. Eustace Wolfington

                                  EXHIBIT INDEX

      Exhibit No.                            Description                                    Method of Filing
      -----------                            -----------                                    ----------------
          3.1            Articles of Incorporation of Philadelphia Consolidated
                         Holding Corp., as amended (incorporated by reference to
                         Exhibit 3.1 filed with Philadelphia Consolidated
                         Holding Corp.'s Form S-1 Registration Statement under
                         the Securities Act of 1933 (Registration No.
                         33-65958)).

          5.1            Opinion of Wolf, Block, Schorr and Solis-Cohen LLP                          *
                         regarding the validity of the securities being
                         registered by Philadelphia Consolidated Holding Corp.
                         hereby.

          10.1           Registration Rights Agreement, dated as of July 9,
                         1999, among Philadelphia Consolidated Holding Corp.,
                         Thomas Jerger, Dean Jerger, Richard M. Jerger, Jr. and
                         Evelyn W. Jerger (incorporated by reference to Exhibit
                         10.43 filed with Philadelphia Consolidated Holding
                         Corp.'s Form 10-Q for the fiscal quarter ended
                         September 30, 1999).

          23.1           Consent of PricewaterhouseCoopers LLP related to the                       *
                         financial statements of Philadelphia Consolidated
                         Holding Corp.

          23.2           Consent of Wolf, Block, Schorr and Solis-Cohen LLP                         *
                         (included in Exhibit 5.1).

          24.1 Powers of attorney (included on signature pages of this Registration Statement).

* Filed electronically herewith.